Exhibit 99.1

              Advocat Inc. Stock Has Been Delisted from
         Berlin-Bremen Stock Exchange at the Company's Demand

   FRANKLIN, Tenn.--(BUSINESS WIRE)--June 30, 2004--Advocat Inc. (NASDAQ OTC: AVCA) today announced that it has succeeded in having its stock removed from trading on the Berlin-Bremen Stock Exchange. Advocat is one of many American companies whose stock was listed on the foreign exchange without their knowledge or authorization. As previously announced, Advocat sought delisting from the Berlin-Breman Stock Exchange because Advocat's management believes that certain investors may have been using the listing on the Berlin Exchange to engage in a practice known as "naked short selling" that is now banned in the United States.
    The suspension in trading of Advocat's stock on the Berlin-Bremen exchange was effective as of the close of Berlin-Bremen market on June 28, 2004.
    Advocat continues to trade under the symbol "AVCA" in the United States on the NASDAQ Over The Counter Bulletin Board. Investors interested in obtaining shares of Advocat should purchase their shares only from authorized broker-dealers who will execute trades on the Over The Counter Bulletin Board.
    Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
    Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.

    CONTACT: Advocat Inc., Franklin
             William R. Council, III, 615-771-7575